Exhibit 10.2

Voting Rights Agreement

This Voting Rights Agreement is entered into as of the Closing Date by and among iSpecimen Inc. (“Buyer”), Foldlab AI Ltd. (“Seller”) and each holder identified in Section F-1 of the Seller Disclosure Schedule and listed on Schedule F-1, delivered to Buyer at least five (5) Business Days before Closing and approved by Buyer as a condition to Closing (each, a “Holder,” and collectively, the “Holders”), in connection with the Payment Shares issued under the Asset Purchase Agreement.

1.	Voting Rights. During the period from the Closing Date through the fifth anniversary of the Closing Date (the “Restricted Period”), each Holder may vote its Payment Shares only through the procedures in this Agreement. Each Holder irrevocably appoints Buyer as its proxy and attorney-in-fact, coupled with an interest, to the fullest extent permitted by Law, to vote on matters relating to the issuance, listing, transfer restrictions, recapitalization, change of control or implementation of the transaction. If any proxy or portion of it is unenforceable, the affected Holder shall grant a replacement proxy or execute replacement voting instructions that most closely carry out this provision without violating Law.

2.	No Impairment; No Leak-Out. No Holder shall vote, transfer or take any action with respect to its Payment Shares that would reasonably be expected to impair Buyer, its Affiliates, the Products, the transaction, the Nasdaq listing or compliance with securities Laws. During the Restricted Period, no Holder shall sell, transfer, assign, pledge, hypothecate, hedge, sell short, lend, encumber or otherwise dispose of any Payment Share or related economic interest, as provided in the Asset Purchase Agreement, as amended. Each Holder consents to these restrictions and to the legends on the Payment Shares for purposes of Section 202 of the Delaware General Corporation Law. Buyer may instruct its transfer agent to maintain the restriction on any Payment Shares related to a claim asserted under Section 12.4 of the Asset Purchase Agreement before the end of the Restricted Period until that claim is finally resolved. Any transferee must assume these restrictions in writing before any transfer is recognized.

3.	Voting Instructions. Each Holder shall execute voting instructions, proxies, consents and other documents reasonably requested by Buyer to implement the proxy and shall not revoke, supersede or impair them during the Restricted Period. If any proxy, instruction or voting arrangement is held unenforceable, the Holder shall promptly execute a replacement instrument that implements the same lawful intent. Buyer may withhold or modify instructions that would violate Law or the Asset Purchase Agreement, as amended, and no such action waives Buyer’s rights.

4.	Dividends and Corporate Actions. Any dividend or distribution shall be distributed to the Holder and any split, merger consideration or replacement security attributable to the Payment Shares shall be credited to the same restricted position, shall carry equivalent legends and restrictions to the extent permitted by Law and remain subject to this Agreement and the Asset Purchase Agreement, as amended.

5.	Term; Enforcement. This Agreement remains effective through the fifth anniversary of Closing and until all obligations and timely asserted claims concerning the Payment Shares are satisfied or finally resolved. Buyer may seek specific performance, injunctive relief and other remedies without posting bond. No cancellation, return or forfeiture of Payment Shares occurs automatically; any such action must follow the written-agreement, final-determination or other legally compliant procedure in the Asset Purchase Agreement.

6.	Securities and Regulatory Compliance. Each Holder represents and warrants to Buyer that it will comply with applicable securities Laws, transfer restrictions, beneficial-ownership reporting, Nasdaq requirements and Buyer’s reasonable compliance procedures; is acquiring the Stock Consideration for its own account and investment and not with a view to distribution; is an accredited investor or otherwise satisfies the qualification for the exemption selected by Buyer, in each case to the extent required by that exemption; understands that the Stock Consideration will be restricted securities and that no registration, resale facility or liquidity is promised; and will accept the required restricted-security legends and execute all investor representations, tax forms, transfer documents and other securities-law information reasonably requested by Buyer. Seller shall cause each Holder to deliver to Buyer at least five (5) Business Days before Closing a complete Schedule F-1 identifying each Holder, its address, beneficial ownership, share count, tax forms and required securities filings, as reflected in Section F-1 of the Seller Disclosure Schedule and subject to Buyer’s approval as a condition to Closing.

7.	Miscellaneous. This Agreement is governed by Delaware law, may be amended only in a writing signed by Buyer and the affected Holder, and may be assigned by Buyer in accordance with the Asset Purchase Agreement. No amendment or waiver releases a Holder from the transfer, voting, no-leak-out or securities-law restrictions unless Buyer expressly agrees in writing. This Agreement may be executed electronically in counterparts.

BUYER: iSpecimen Inc.

By:
Name:	Shahin Behroyan
Title:	Chief Executive Officer

SELLER AND HOLDER: Foldlab AI Ltd.,
in its capacity as Seller and as Holder

By:
Name:	Zhengkang (Jacob) Shao
Title:	Director

Schedule F-1 - Each Holder shall provide its legal name, address, beneficial ownership, share count, tax forms and required securities filings at least five (5) Business Days before Closing, as reflected in Section F-1 of the Seller Disclosure Schedule and subject to Buyer’s approval as a condition to Closing. Each Holder shall execute a counterpart signature page to this Voting Rights Agreement.

Holder: Foldlab AI Ltd.

Address: 2500 – 700 West Georgia St., Vancouver, British Columbia V7Y 1B3, Canada

Beneficial owner: Zhengkang (Jacob) Shao

Number of Payment Shares: all shares of Buyer common stock issued to Seller as the Stock Consideration under Section 2.4 of the Asset Purchase Agreement, as amended (as determined by the VWAP formula therein), together with any shares issued in respect thereof.

Tax forms: IRS Form W-8BEN-E delivered at Closing

Securities filings: as required under Sections 13(d) and 16 of the Exchange Act, if applicable.